EXHIBIT 15.1

True Leaf Campus Nears Completion

Exterior walls go up as cannabis cultivation facility is on course to be completed this fall

VERNON, British Columbia, Oct. 24, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. ("True Leaf" or the "Company") (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a plant-forward wellness brand for people and their pets, today announced that construction of True Leaf Campus – a cannabis cultivation and production facility in Lumby, British Columbia – is on schedule for completion this fall.

The first phase of the project includes a two-storey, 9,000 square foot central hub for the initial grow area, laboratory services, whole-plant extraction, and processing and packaging of therapeutic cannabis products, followed by a 16,000-square-foot wing for cannabis cultivation.

The construction crew has been busy over the summer and made extensive progress over the past few weeks as the building nears completion. The specialized mag board interior walls are in place, along with the sprinkler systems and main utilities. The exterior wall sections are being installed now and the crew should be at the lock-up stage soon. Completion of the electrical, growing, and security systems will be the next focus as the contractor prepares for the commissioning of the building over the next 30 to 60 days.

“As our True Leaf Campus project nears completion, we are getting closer to becoming a licensed producer of cannabis,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “We look forward to adding legal medicinal cannabidiol (CBD) products for pets to our existing line of hemp-seed based supplements for dogs and cats.”

When completed, True Leaf Campus will provide significant employment in Lumby, a hard-hit logging community of 1,700 in the northeast corner of the Okanagan Valley. The facility is being built on a 40-acre site owned by True Leaf with full local government support. The Company is well-positioned to expand to meet future market demands.

The Company also announced it issued 100,000 common shares to Kerry Biggs, Chief Financial Officer at True Leaf, on October 17, 2018, exercisable at a price of 60 cents per share pursuant to the terms of his Employment Agreement. Bal Bhullar has resigned from his role as Corporate Secretary effective October 16, 2018 and will continue to serve as the Company’s General Counsel. Dr. Chris Spooner has resigned as Chief Scientific Officer, effective October 15, 2018. The Company thanks Dr. Spooner for his years of contribution and service to True Leaf and wishes him the best in his future endeavors.

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of the Company’s cannabis cultivation facility being built in Lumby, British Columbia. The facility is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The Company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 2,000 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

twitter.com/trueleafpet

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instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at
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